Exhibit 8.01

March 31, 2006
Micromet AG
Staffelseestrasse 2
81477 Munich
Germany
ATTORNEYS AT LAW

380 Interlocken Crescent
Suite 900
Broomfield, CO
80021-8023
Main    720 566-4000
Fax       720 566-4099
www.cooley.com
MARK M. HRENYA
(720) 566-4217
mhrenya@cooley.com
Palo Alto, CA
650 843-5000

Reston, VA
703 456-8000

San Diego, CA
858 550-6000

San Francisco, CA
415 693-2000

Washington, DC
202 842-7800

Ladies and Gentlemen:
This opinion is being delivered to you pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 6, 2006 (the “Merger Agreement”), by and among CancerVax Corporation, a Delaware corporation (“Acquiror”), Carlsbad Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of CancerVax Corporation (“Merger Sub”), Micromet, Inc., a Delaware corporation (“Micromet Parent”) and Micromet AG, a corporation organized under the laws of Germany and wholly-owned subsidiary of Micromet, Inc. (“Micromet” and collectively with Micromet Parent, the “Company”).
Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
Pursuant to the Merger Agreement, Merger Sub will merge into Micromet Parent
We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):
     (a) the Micromet Agreement;
     (b) those certain tax representation letters dated March 31, 2006 delivered to us by Acquiror, Merger Sub, Micromet Parent and Micromet (the “Tax Representation Letters”); and
     (c) such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub, Micromet Parent and Micromet and to the consummation of the Merger and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.
     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
     (d) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such

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documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;
     (e) All representations, warranties and statements made or agreed to by Acquiror, Merger Sub, Micromet Parent and Micromet, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;
     (f) All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;
     (g) The Merger will be consummated in accordance with the Merger Agreement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law; and
     (h) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.
Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, in our opinion the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences” sets forth the material United States federal income tax consequences of the Merger and, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.
This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Merger, as described in the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.
No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not

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adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
This opinion is being delivered to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement with respect to the discussion of the material United States federal income tax consequences of the Merger. It is intended solely for your benefit and that of the Company’s stockholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.
Sincerely,
Cooley Godward LLP
/s/ Mark M. Hrenya
Mark M. Hrenya